Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact: Eugene F. Hovanec, (805) 388-3700

Chief Financial Officer

Yatin Mody, (805) 388-3700

Vice President, Finance

Vitesse Semiconductor Corporation Announces Private Offering of

Convertible Subordinated Debentures

Camarillo, CA (September 16, 2004) – Vitesse Semiconductor Corporation (Nasdaq: VTSS) today announced that it intends to offer, subject to market and other conditions, approximately $90 million aggregate principal amount of Convertible Subordinated Debentures due 2024 in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The Debentures will bear interest and will be convertible into shares of Vitesse’s common stock at a price to be determined. The debentures will be redeemable by Vitesse beginning in September 2009 and investors will have the right to require Vitesse to repurchase the debentures in September 2009, 2014 and 2019. Vitesse expects to grant the initial purchaser of the Debentures an option to purchase up to an additional $10 million aggregate principal amount of the Debentures.

Vitesse intends to use up to $20 million of the net proceeds of this offering to fund a concurrent repurchase of shares of its common stock, and the remainder of the net proceeds for general corporate purposes, including product development, sales and marketing, capital expenditures and potential strategic acquisitions. In addition, Vitesse may use a portion of the proceeds to repurchase or repay its existing indebtedness.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Debentures and the common stock issuable upon conversion of the Debentures will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.